UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 4, 2008
ZIMMER HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-16407	13-4151777
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
345 East Main Street
Warsaw, Indiana 46580
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (574) 267-6131
Not applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
     On September 4, 2008, Zimmer Holdings, Inc. (the “Company”) announced that certain of its subsidiaries have agreed to acquire all of the issued and outstanding common stock of Abbott Spine Inc. and Abbott Spine SA, wholly owned subsidiaries of Abbott Laboratories, an Illinois corporation, pursuant to a Stock Purchase Agreement (the “Agreement”) for an aggregate purchase price of approximately $360 million in cash. The Company issued a press release announcing the execution of the Agreement, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
     The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference. The Agreement contains representations and warranties that the parties made to and solely for the benefit of each other. The assertions embodied in those representations and warranties are qualified in information contained in confidential disclosure schedules that the parties exchanged in connection with signing the Agreement. Accordingly, investors and stockholders should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified by the underlying disclosure schedules.
Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS
     (d) Exhibits

Exhibit No.	Description

2.1	Stock Purchase Agreement dated as of September 4, 2008. In accordance with the instructions to Item 601(b)(2) of Regulation S-K, the schedules and exhibits to the Stock Purchase Agreement are not filed herewith. The Company undertakes to provide such schedules and exhibits to the Securities and Exchange Commission upon request.

99.1	Press Release of Zimmer Holdings, Inc. issued on September 4, 2008.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: September 4, 2008

ZIMMER HOLDINGS, INC.

By:	/s/ Chad F. Phipps
Name:	Chad F. Phipps
Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

2.1	Stock Purchase Agreement dated as of September 4, 2008. In accordance with the instructions to Item 601(b)(2) of Regulation S-K, the schedules and exhibits to the Stock Purchase Agreement are not filed herewith. The Company undertakes to provide such schedules and exhibits to the Securities and Exchange Commission upon request.

99.1	Press Release of Zimmer Holdings, Inc. issued on September 4, 2008.